Exhibit 10.13
September 15, 2020

David Lehman
[Address Intentionally Omitted]

Dear David:
On behalf of Pulmonx (the “Company”), I am pleased to offer you employment with the Company beginning as soon as possible but no later than October 15, 2020 (the “Start Date”) on the terms described below.
Position
You will start in a full-time, exempt position as General Counsel working out of the Company’s office in Redwood City, California. You will report to me. Of course, the Company may change your position, duties, and work location from time to time in its discretion.
Compensation
You will be paid an annual salary of $400,000. Your salary will be payable in two equal payments per month pursuant to Pulmonx’s regular payroll policy (subject to normal required withholding). Your base salary will be reviewed annually as part of the Company’s normal salary review process.
Annual Bonus
You will also be eligible to earn an annual discretionary bonus. Based on your position, you will be eligible to receive a bonus of up to approximately 45% of your annual salary. The amount of this bonus will be determined in the sole discretion of the Company and is subject to approval by the Company’s Board of Directors. It will be based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. On a special one-time basis your 2020 bonus will be $50,000, which will be paid when all non-sales 2020 performance bonuses are paid. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.
Benefits
You will have the opportunity to participate in the standard benefit plans currently offered to other similarly situated employees, subject to eligibility requirements. These benefits include health insurance, paid time off, and a 401(k) plan. The effective date of your group health insurance will be the first of the month following your date of hire. Vacation is initially accrued at the rate of 13.33 hours per month, which equates to 20 days per year. Vacation accrual is capped at 1.75x the maximum yearly accrual. The Company may change compensation and benefits from time to time in its discretion.

Confidential Information and Invention Assignment Agreement
700 Chesapeake Drive / Redwood City / California 94063 / Tel: (650) 364-0400 / Fax: (650) 364-0403 / www.pulmonx.com

Like all Pulmonx employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement (”Confidentiality Agreement”), enclosed with this letter.
By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.
Employment Relationship
Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and the Company on this topic. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s CEO.
As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.
This offer is contingent upon satisfactory proof of your right to work in the United States.
This offer is contingent upon successful completion of a background check.  As we have not received the final results of your background check, we reserve the right to rescind this offer should the results of your background investigation not be successful. We will contact you as soon as the background check process has been completed.
Arbitration
To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.
In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.
This section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.
You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law.
Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
Successors
This agreement is binding on and may be enforced by the Company and its successors and assigns and is binding upon and may be enforced by you and your heirs and legal representatives. Any successor to the Company (whether by purchase, merger, consolidation, name change or otherwise) will be bound by all of the Company’s obligations under this agreement.
Governing Law

This agreement will be governed by the laws of the State of California without reference to the conflict of law provision.
Entire Agreement
This letter, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter, and the enclosed Confidentiality Agreement and return them to me by October 5, 2020, if you wish to accept employment at the Company under the terms described above.

I am extremely pleased to extend you this offer and look forward to the opportunity of working with you to make Pulmonx an exciting and successful venture.

Sincerely,
/s/ Glendon E. French
Glendon E. French
President and CEO

The foregoing terms are hereby understood and accepted.
/s/ David Lehman        10/5/20
David Lehman        Date